Exhibit 99.1

FOR IMMEDIATE RELEASE

SEA-VISTA ANNOUNCES REFINANCING OF CREDIT FACILTIES, COMMENCEMENT OF NEW CHARTERS, AND INCREASE IN CHARTER BACKLOG

Fort Lauderdale, FL, Jan. 9, 2020. SEA-Vista I LLC (“SEA-Vista”), an indirect wholly-owned subsidiary of SEACOR Holdings Inc. (“SEACOR”) (NYSE:CKH), announced today that it entered into an amended and restated $200 million credit agreement (the “Agreement”), which refinanced its existing credit facilities, with a syndicate of lenders led by JPMorgan Chase.

The Agreement provides for a $100 million revolving credit facility and a $100 million term loan facility, both of which mature in December 2024. The Agreement allows SEA-Vista to use the borrowings for general corporate purposes, including acquisitions, and contains a $50 million accordion feature subject to lender approval. At closing, the revolving credit facility remained undrawn, and approximately $76 million of the term loan proceeds were used to fund the repayment of SEA-Vista’s original credit facility. The SEA-Vista facilities are non-recourse to SEACOR and its subsidiaries other than SEA-Vista.

SEA-Vista also announced the commencement of a 7-year bareboat charter with an oil major and the execution of a new 12-month time charter to one of the world’s largest refiners. Including these two charters, SEA-Vista’s chartered revenue backlog as of December 31, 2019 was approximately $237 million through 2026. Currently, SEA-Vista’s U.S.-flag articulated tug-barge, the Sea-Power/Sea-Chem, is the only vessel entering 2020 with exposure to the spot market.

Eric Fabrikant, Chief Operating Officer of SEACOR, commented, “The refinancing provides SEA-Vista with additional flexibility as it seeks strategic opportunities to grow. We appreciate the strong support shown by our lending partners, which we believe reflects confidence in SEA-Vista’s robust backlog of revenues and cash flows.”

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About SEA-Vista

SEA-Vista I LLC, an indirect wholly-owned subsidiary of SEACOR Holdings Inc., operates a fleet of U.S.-flag product tankers servicing the U.S. coastwise trade of crude oil, petroleum and chemical products.

About SEACOR Holdings

SEACOR Holdings Inc. is a diversified holding company with interests in domestic and international transportation and logistics, crisis and emergency management, and clean fuel and power solutions. SEACOR is publicly traded on the New York Stock Exchange under the symbol CKH.

Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. Forward-looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties that could cause actual results to differ materially from those anticipated or expected by management of the Company. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, including risks relating to weakening demand for the Company’s services as a result of unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels, increased government legislation and regulation of the Company’s businesses that could increase the cost of operations, increased competition if the Jones Act is repealed, liability, legal fees and costs in connection with the provision of emergency response services, decreased demand for the Company’s services as a result of declines in the global economy, declines in valuations in the global financial markets and a lack of liquidity in the credit sectors, including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations, activity in foreign countries and changes in foreign political, military and economic conditions, changes in foreign and domestic oil and gas exploration and production activity, safety record requirements related to Ocean Transportation & Logistics Services, decreased demand for Ocean Transportation & Logistics Services due to construction of additional refined petroleum product, natural gas or crude oil pipelines or due to decreased demand for refined petroleum products, crude oil or chemical products or a change in existing methods of delivery, compliance with U.S. and foreign government laws and regulations, including environmental laws and regulations and economic sanctions, the dependence of Ocean Transportation & Logistics Services and Inland Transportation & Logistics Services on several key customers, consolidation of the Company’s customer base, the ongoing need to replace aging vessels, industry fleet capacity, restrictions imposed by the Shipping Acts on the amount of foreign ownership of the Company’s Common Stock, operational risks of Ocean Transportation & Logistics Services and Inland Transportation & Logistics Services, effects of adverse weather conditions and seasonality, the level of grain export volume, the effect of fuel prices on barge towing costs, variability in freight rates for inland river barges, the effect of international economic and political factors on Inland Transportation & Logistics Services’ operations, the ability to realize anticipated benefits from acquisitions and other strategic transactions, adequacy of insurance coverage, the attraction and retention of qualified personnel by the Company, changes in U.S. and international trade policies and various other matters and factors, many of which are beyond the Company’s control as well as those discussed in Item 1A. (Risk Factors) of the Company’s Annual report on Form 10-K and other reports filed by the Company with the Securities and Exchange Commission (“SEC”). It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any). These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

For additional information, contact Investor Relations at (954) 523-2200 or visit SEACOR’s website at www.seacorholdings.com.

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